EXHIBIT 5

[Insert Verisk Letterhead]

August 22, 2012

Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Corporate Secretary of Verisk Analytics, Inc., a Delaware corporation (the “Company”), and have acted as counsel in connection with the filing of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to 2,000,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.001 per share, deliverable pursuant to the Verisk Analytics, Inc. 2012 Employee Stock Purchase Plan (the “Plan”).

I have examined such documents and such matters of fact and law as we have deemed necessary for the purposes of rendering the opinion expressed herein.

Upon the basis of the foregoing, I am of the opinion that the Shares, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Kenneth E. Thompson

Kenneth E. Thompson, Esq. Executive Vice President, General Counsel and Corporate Secretary